Horizon Technology Finance Announces Third Quarter 2024 Financial Results

- Third Quarter 2024 Net Investment Income per Share of $0.32; NAV per Share of $9.06 -

- Debt Portfolio Yield of 15.9% -

- HRZN Ends Quarter with Committed Backlog of $190 Million -

- Declares Regular Monthly Distributions Totaling $0.33 per Share through March 2025 -

Farmington, Connecticut – October 29, 2024 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon” or the “Company”), an affiliate of Monroe Capital, and a leading specialty finance company that provides capital in the form of secured loans to venture capital-backed companies in the technology, life science, healthcare information and services, and sustainability industries, today announced its financial results for the third quarter ended September 30, 2024.

Third Quarter 2024 Highlights

●	Net investment income (“NII”) of $11.8 million, or $0.32 per share, compared to $17.4 million, or $0.53 per share for the prior-year period
●	Total investment portfolio of $684.0 million as of September 30, 2024
●	Net asset value of $342.5 million, or $9.06 per share, as of September 30, 2024
●	Annualized portfolio yield on debt investments of 15.9% for the quarter
●	Horizon funded nine loans totaling $93.1 million
●	Raised total net proceeds of approximately $18.4 million with “at-the-market” (“ATM”) offering program
●	Experienced liquidity events from four portfolio companies
●	Cash of $86.6 million and credit facility capacity of $269.0 million as of September 30, 2024
●	Held portfolio of warrant and equity positions in 103 companies as of September 30, 2024
●	Undistributed spillover income of $1.27 per share as of September 30, 2024
●	Subsequent to quarter end, declared distributions of $0.11 per share payable in January, February and March 2025

“We had a solid third quarter, as we originated a number of new, high-quality loans that returned our portfolio to quarter- over-quarter growth, while we saw the venture debt market begin to improve,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer of Horizon. “Our net investment income for the quarter was just one cent below our distributions for the quarter, as we grew our portfolio with quality investments to ensure that our portfolio will generate net investment income to cover our distributions over time.”

“We also further strengthened our balance sheet, raising over $18 million through our ATM program in the quarter and, subsequent to the end of the quarter, completing a private $20 million convertible notes offering, both of which provide us with additional capital to execute on additional originations,” added Mr. Pomeroy. “Looking forward, we expect to grow our portfolio through high-quality investments, while we focus on maximizing the value of our existing investments.”

Third Quarter 2024 Operating Results

Total investment income for the quarter ended September 30, 2024 was $24.6 million, compared to $29.1 million for the quarter ended September 30, 2023, primarily due to lower interest income on investments from the debt investment portfolio.

The Company’s dollar-weighted annualized yield on average debt investments for the quarter ended September 30, 2024 and 2023 was 15.9% and 17.1%, respectively. The Company calculates the dollar-weighted annualized yield on average debt investments for any period measured as (1) total investment income (excluding dividend income) during the period divided by (2) the average of the fair value of debt investments outstanding on (a) the last day of the calendar month immediately preceding the first day of the period and (b) the last day of each calendar month during the period. The dollar-weighted annualized yield on average debt investments is higher than what investors will realize because it does not reflect expenses or any sales load paid by investors.

Total expenses for the quarter ended September 30, 2024 were $12.4 million, compared to $11.6 million for the quarter ended September 30, 2023. The increase was primarily due to a $0.8 million increase in interest expense.

Net investment income for the quarter ended September 30, 2024 was $11.8 million, or $0.32 per share, compared to $17.4 million, or $0.53 per share, for the quarter ended September 30, 2023.

For the quarter ended September 30, 2024, net realized loss on investments was $33.9 million, or $0.93 per share, compared to net realized loss on investments of $11.8 million, or $0.36 per share, for the quarter ended September 30, 2023.

For the quarter ended September 30, 2024, net unrealized appreciation on investments was $29.3 million, or $0.80 per share, compared to net unrealized depreciation on investments of $17.5 million, or $0.54 per share, for the prior-year period.

Portfolio Summary and Investment Activity

As of September 30, 2024, the Company’s debt portfolio consisted of 53 secured loans with an aggregate fair value of $633.3 million. In addition, the Company’s total warrant, equity and other investments in 108 portfolio companies had an aggregate fair value of $50.7 million. Total portfolio investment activity for the three and nine months ended September 30, 2024 and 2023 was as follows:

($ in thousands)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Beginning portfolio	$ 646,862	$ 715,391	$ 709,085	$ 720,026

New debt and equity investments	94,117	89,435	140,751	186,988

Less refinanced debt balances	(8,290)	(22,500)	(19,540)	(32,500)

Net new debt and equity investments	85,827	66,935	121,211	154,488

Principal payments received on investments	(12,502)	(9,121)	(34,805)	(22,011)

Early pay-offs and principal paydowns	(31,890)	(16,605)	(85,643)	(68,211)

Payment-in-kind interest on investments	379	3,934	2,114	6,088

Accretion of debt investment fees	1,474	1,925	4,470	5,018

New debt investment fees	(1,522)	(1,595)	(2,089)	(2,397)

Warrants and equity received in settlement of fee income	—	80	359	169

Proceeds from sale of investments	(69)	(2,557)	(157)	(11,063)

Net realized loss on investments	(33,894)	(11,816)	(31,422)	(28,513)

Net unrealized appreciation (depreciation) on investments	29,335	(17,518)	864	(24,448)

Other	—	—	13	(93)

Ending portfolio	$ 684,000	$ 729,053	$ 684,000	$ 729,053

Portfolio Asset Quality

The following table shows the classification of Horizon’s loan portfolio at fair value by internal credit rating as of September 30, 2024, June 30, 2024 and December 31, 2023:

($ in thousands)	September 30, 2024			June 30, 2024			December 31, 2023
	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments
Credit Rating
4	10	$ 129,508	20.5%	13	$ 167,758	27.5%	11	$ 150,367	22.4%
3	34	449,085	70.9%	32	366,945	60.3%	39	452,911	67.6%
2	6	33,465	5.3%	4	26,336	4.3%	2	39,343	5.9%
1	3	21,226	3.3%	5	48,029	7.9%	4	27,551	4.1%
Total	53	$ 633,284	100.0%	54	$ 609,068	100.0%	56	$ 670,172	100.0%

As of September 30, 2024, June 30, 2024 and December 31, 2023, Horizon’s loan portfolio had a weighted average credit rating of 3.1, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 represents an increased level of risk and, while no loss is currently anticipated for a 2-rated loan, there is potential for future loss of principal. A rating of 1 represents deteriorating credit quality and high degree of risk of loss of principal.

As of September 30, 2024, there were three debt investments with an internal credit rating of 1, with an aggregate cost of $36.5 million and an aggregate fair value of $21.2 million. As of June 30, 2024, there were five debt investments with an internal credit rating of 1, with an aggregate cost of $108.4 million and an aggregate fair value of $48.0 million. As of December 31, 2023, there were four debt investments with an internal credit rating of 1, with an aggregate cost of $72.5 million and an aggregate fair value of $27.6 million.

Liquidity and Capital Resources

As of September 30, 2024, the Company had $125.2 million in available liquidity, consisting of $86.6 million in cash and money market funds, and $38.6 million in funds available under existing credit facility commitments.

As of September 30, 2024, there was no outstanding principal balance under the $150.0 million revolving credit facility (“Key Facility”). The Key Facility allows for an increase in the total loan commitment up to an aggregate commitment of $300.0 million. There can be no assurance that any additional lenders will make any commitments under the Key Facility.

As of September 30, 2024, there was $181.0 million in outstanding principal balance under the $250 million senior secured debt facility with a large U.S.-based insurance company at an interest rate of 6.43%.

Additionally, as of September 30, 2024, there was $50.0 million in outstanding principal balance under the $100 million senior secured credit facility with a large U.S.-based insurance company at an interest rate of 7.38%.

Horizon Funding Trust 2022-1, a wholly-owned subsidiary of Horizon, previously issued $100.0 million of Asset-Backed Notes (the “2022 Notes”) rated A by a ratings agency. The 2022 Notes bear interest at a fixed interest rate of 7.56% per annum. The reinvestment period of the 2022 Notes ends November 15, 2024 and the stated maturity is November 15, 2030. As of September 30, 2024, the 2022 Notes had an outstanding principal balance of $91.0 million.

During the three months ended September 30, 2024, the Company sold 1,709,096 shares of common stock under its ATM offering program with Goldman Sachs & Co. LLC and B. Riley FBR, Inc. The Company received total accumulated net proceeds of approximately $18.4 million, including $0.4 million of offering expenses, from such sales.

As of September 30, 2024, the Company’s percentage of debt net of cash to equity was 102%, below the Company’s 120% target leverage. The asset coverage for borrowed amounts was 178%.

Liquidity Events

During the quarter ended September 30, 2024, Horizon experienced liquidity events from four portfolio companies. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In July, MyForest Foods Co. (“MyForest Foods”) prepaid its outstanding principal balance of $3.8 million on its venture loan, plus interest, end-of-term payment and prepayment fee. HRZN continues to hold warrants in MyForest Foods.

In July, Lemongrass Holdings, Inc. (“Lemongrass”) prepaid its outstanding principal balance of $6.2 million on its venture loan, plus interest, end-of-term payment and prepayment fee. HRZN continues to hold warrants in Lemongrass.

In July, Slingshot Aerospace, Inc. (“Slingshot Aerospace”) prepaid its outstanding principal balance of $20.0 million on its venture loan, plus interest, end-of-term payment and prepayment fee. HRZN continues to hold warrants in Slingshot Aerospace.

In July, with the proceeds of a new loan from the Horizon Platform, Spineology, Inc. paid its outstanding principal balance of $7.5 million on its venture loan, plus interest and end-of-term payment. HRZN continues to hold warrants in Spineology, Inc.

Net Asset Value

At September 30, 2024, the Company’s net assets were $342.5 million, or $9.06 per share, compared to $346.6 million, or $10.41 per share, as of September 30, 2023, and $324.0 million, or $9.71 per share, as of December 31, 2023.

For the quarter ended September 30, 2024, net increase in net assets resulting from operations was $7.3 million, or $0.20 per share, compared to a net decrease in net assets resulting from operations of $12.0 million, or ($0.37) per share, for the quarter ended September 30, 2023.

Stock Repurchase Program

On April 26, 2024, the Company’s board of directors extended the Company’s previously authorized stock repurchase program until the earlier of June 30, 2025 or the repurchase of $5.0 million of the Company's common stock. During the quarter ended September 30, 2024, the Company did not repurchase any shares of its common stock. From the inception of the stock repurchase program through September 30, 2024, the Company has repurchased 167,465 shares of its common stock at an average price of $11.22 on the open market at a total cost of $1.9 million.

Recent Developments

On October 7, 2024, the Company funded a $2.5 million debt investment to an existing portfolio company, Standvast Holdings, LLC.

On October 15, 2024, the Company funded a $0.6 million debt investment to an existing portfolio company, Swift Health Systems, Inc.

On October 17, 2024, the Company entered into a note purchase agreement in connection with the issuance sale of $20 million aggregate principal of the Company’s 7.125% Convertible Notes due 2031, par value $25.00 per share (the “Convertible Notes”), in a transaction exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. The Company received net proceeds (before expenses) from the sale of the Convertible Notes of approximately $18.6 million.

The Convertible Notes mature on October 16, 2031, unless earlier converted or repurchased in accordance with their terms. The Convertible Notes bear interest at a rate of 7.125% per year, subject to additional interest or repurchase obligation upon certain events, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning on December 31, 2024. The Convertible Notes may be converted into common stock by the holders of the Convertible Notes at any time after April 17, 2025 at a conversion price equal to the greater of: (i) volume-weighted average closing sale price for the five trading days immediately prior to the relevant conversion date and (ii) the most recently report net asset value per share of the Company’s common stock.

On October 18, 2024, the Company funded a $0.5 million debt investment to an existing portfolio company, Better Place Forests Co.

On October 22, 2024, Monroe Capital LLC (“Monroe Capital”), an affiliate of the Company and Horizon Technology Finance Management LLC, the investment advisor to the Company (“HTFM”), announced that Monroe Capital has entered into a definitive agreement with Wendel Group (Euronext: MF:FP) (“Wendel”) relating to Wendel’s strategic investment in Monroe Capital. The transaction is expected to close in the first quarter of 2025, subject to the satisfaction of customary closing conditions, including the receipt of regulatory clearances and approvals and client consents. In connection with the transaction, the Company expects to seek approval of a new investment management agreement between the Company and HTFM, from the Company’s Board of Directors and its shareholders, the terms of which are expected to remain substantively similar to the current investment management agreement.

On October 23, 2024, CAMP NYC, Inc. (“CAMP”) prepaid its outstanding principal balance of $2.0 million on its venture loan, plus interest and end-of-term payment. The Company continues to hold warrants in CAMP.

Monthly Distributions Declared in Fourth Quarter 2024

On October 25, 2024, the Company’s board of directors declared monthly distributions of $0.11 per share payable in each of January, February and March 2025. The following tables show these monthly distributions, which total $0.33 per share:

Monthly Distributions

Ex-Dividend Date	Record Date	Payment Date	Amount per Share
December 16, 2024	December 16, 2024	January 15, 2025	$0.11
January 16, 2025	January 16, 2025	February 14, 2025	$0.11
February 18, 2025	February 18, 2025	March 14, 2025	$0.11
		Total:	$0.33

After paying distributions of $0.33 per share and earning net investment income of $0.32 per share for the quarter, the Company’s undistributed spillover income as of September 30, 2024 was $1.27 per share. Spillover income includes any ordinary income and net capital gains from the preceding tax years that were not distributed during such tax years.

When declaring distributions, Horizon’s board of directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for distributions in such tax year, will be made after the close of the tax year.

Conference Call

The Company will host a conference call on Wednesday, October 30, 2024, at 9:00 a.m. ET to discuss its latest corporate developments and financial results. To participate in the call, please dial (877) 407-9716 (domestic) or (201) 493-6779 (international). The access code for all callers is 13748976. The Company recommends joining the call at least 5 minutes in advance. In addition, a live webcast will be available on the Company’s website at www.horizontechfinance.com.

A webcast replay will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation (NASDAQ: HRZN), externally managed by Horizon Technology Finance Management LLC, an affiliate of Monroe Capital, is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries. The investment objective of Horizon is to maximize its investment portfolio’s return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Horizon is headquartered in Farmington, Connecticut, with a regional office in Pleasanton, California, and investment professionals located throughout the U.S. Monroe Capital is a $19.5 billion asset management firm specializing in private credit markets across various strategies, including direct lending, technology finance, venture debt, opportunistic, structured credit, real estate and equity. To learn more, please visit horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Horizon’s filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Investor Relations:

ICR

Garrett Edson

ir@horizontechfinance.com

(646) 200-8885

Media Relations:

ICR

Chris Gillick

HorizonPR@icrinc.com

(646) 677-1819

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities
(Dollars in thousands, except share and per share data)

	September 30,	December 31,
	2024	2023
	(unaudited)
Assets
Non-affiliate investments at fair value (cost of $680,401 and $716,077, respectively)	$ 655,962	$ 693,730
Non-controlled affiliate investments at fair value (cost of $27,478 and $28,677, respectively)	8,307	1,132
Controlled affiliate investments at fair value (cost of $25,353 and $14,428, respectively)	19,731	14,223
Total investments at fair value (cost of $733,232 and $759,182, respectively)	684,000	709,085
Cash	52,302	46,630
Investments in money market funds	31,080	26,450
Restricted investments in money market funds	3,266	2,642
Interest receivable	15,789	13,926
Other assets	6,637	3,623
Total assets	$ 793,074	$ 802,356

Liabilities
Borrowings	$ 433,969	$ 462,235
Distributions payable	12,475	11,011
Base management fee payable	1,025	1,052
Other accrued expenses	3,072	4,077
Total liabilities	450,541	478,375

Commitments and contingencies

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of September 30, 2024 and December 31, 2023	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 37,970,529 and 33,534,854 shares issued and 37,803,064 and 33,367,389 shares outstanding as of September 30, 2024 and December 31, 2023, respectively	42	36
Paid-in capital in excess of par	500,345	450,949
Distributable loss	(157,854)	(127,004)
Total net assets	342,533	323,981
Total liabilities and net assets	$ 793,074	$ 802,356
Net asset value per common share	$ 9.06	$ 9.71

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except share and per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Investment income
From non-affiliate investments:
Interest income	$ 22,779	$ 23,825	$ 71,549	$ 75,695
Fee income	1,382	124	2,661	2,255
Payment-in-kind income	161	3,777	1,554	5,930
From non-controlled affiliate investments:
Interest income	—	1,246	—	1,246
From controlled affiliate investments:
Interest income	25	8	46	8
Payment-in-kind income	216	158	560	158
Total investment income	24,563	29,138	76,370	85,292
Expenses
Interest expense	7,945	7,107	24,046	21,407
Base management fee	2,989	3,213	9,178	9,621
Performance based incentive fee	—	—	295	3,094
Administrative fee	400	441	1,259	1,249
Professional fees	587	452	1,707	1,558
General and administrative	432	392	1,419	1,384
Total expenses	12,353	11,605	37,904	38,313
Net investment income before excise tax	12,210	17,533	38,466	46,979
Provision for excise tax	373	179	1,109	542
Net investment income	11,837	17,354	37,357	46,437
Net realized and unrealized loss
Net realized loss on non-affiliate investments	(33,894)	(11,816)	(31,459)	(28,513)
Net realized gain on non-controlled affiliate investments	—	—	37	—
Net realized loss on investments	(33,894)	(11,816)	(31,422)	(28,513)
Net unrealized appreciation (depreciation) on non-affiliate investments	35,407	180	(2,094)	(7,656)
Net unrealized (depreciation) appreciation on non-controlled affiliate investments	(6,237)	(19,055)	8,374	(18,149)
Net unrealized appreciation (depreciation) on controlled affiliate investments	165	1,357	(5,416)	1,357
Net unrealized appreciation (depreciation) on investments	29,335	(17,518)	864	(24,448)
Net realized and unrealized loss	(4,559)	(29,334)	(30,558)	(52,961)
Net increase (decrease) in net assets resulting from operations	$ 7,278	$ (11,980)	$ 6,799	$ (6,524)
Net investment income per common share	$ 0.32	$ 0.53	$ 1.06	$ 1.54
Net increase (decrease) in net assets resulting from operations per common share	$ 0.20	$ (0.37)	$ 0.19	$ 0.22)
Distributions declared per share	$ 0.33	$ 0.33	$ 1.04	$ 0.99
Weighted average shares outstanding	36,571,000	32,451,900	35,200,189	30,155,287